From: **Daniel R. Yazbeck - MyDx** media@cdxlife.com
Subject: MyDx Company Announcements - Update August 2015
Date: August 10, 2015 at 9:42 PM
To: Daniel daniel@cdxlife.com

DR

MyDx Company Announcements - August 2015 [View this email in your browser]

CDX


MyDx
Begin Testing and Tracking...
CANNA Dx
find the best strain for you
Blue Dream
OG 18
ANALYZE
MyDATA
MyDx
CANNA Dx

Dear MyDx Shareholders,

I want to take this opportunity to update you on our progress:

1. Our first **Product**, the MyDx Analyzer with the CannaDx Sensor & Application, is now shipping to the general public.
2. A Form **S-1 Registration Statement** was filed on July 20, 2015 to register certain restricted shares owned by the shareholders.

3. As we **evolve** from a **development** to a **commercial stage** company, we have **re-organized** our **executive team** with the support of our Board of Directors. Accordingly, Mr. Skip Sanzeri (President), Mr. Rob Lewis (Chief Marketing Officer) and Mr. Jean Pierre Leblanc (Chief Technology Officer) are no longer with the company, effectively decreasing our core burn rate and streamlining our operations.
4. Mr. **David Bortolin** remains our **Chief Revenue Officer** and will to continue to drive the sales of MyDx units directly to customers and through our distribution channels.
5. In order to be more effective in his current role as **CFO** and Secretary of the company, Mr. **Tom Gruber** resigned as CEO and as a member of the Board of Directors of MyDx.
6. In the interim, I re-assumed the role of **Interim CEO** to better support the company through this **transition** and to help us achieve a leaner and more efficient manufacturing, sales and marketing organization. I will also continue in my current role as **Chief Innovation Officer** to drive the development of **OrganaDx**, which we could not be more excited about, and is the focus of our next round of financing.

I will always strive to create a vision and instill confidence in our product, people and community. That said, the reality is, MyDx is a startup and that comes with inherent risks. I leave you with the following:

We are moving forward at MyDx. We will continue to work hard and smart to find the best solutions every day to increase shareholder value and make our customers happy.

Thank you for your continued support of our mission. We are now one step closer to helping more people find a strain that works for them with CannaDx.

Kindly let us know if you have any questions.

Humblest Regards,

Daniel Yazbeck, *Chairman of the Board*
MyDx, Inc.

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MyDx, Inc.

6335 Ferris Square, Suite B

San Diego, CA 92121

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Telephone: 800.814.4550